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As filed with the Securities and Exchange Commission on December 21, 2004

Registration No. 333-25537
Registration No. 333-38302
Registration No. 333-113089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-25537
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-38302
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-113089

UNDER
THE SECURITIES ACT OF 1933

ILEX ONCOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	74-2699185 (I.R.S. Employer Identification No.)

4545 Horizon Hill Boulevard, San Antonio, Texas
(Address of Principal Executive Offices)

ILEX Oncology, Inc. 1995 Stock Option Plan
ILEX Oncology, Inc. 1996 Non Employee Director Stock Option Plan
ILEX Oncology, Inc. 2000 Employee Stock Compensation Plan
(Full Title of the Plan)

Ronald G. Tefteller
Senior Vice President and General Counsel
ILEX Oncology, Inc.
4545 Horizon Hill Boulevard
San Antonio, Texas 78229
(Name and Address of Agent for Service)

(210) 949-8200
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

        These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the "Registration Statements"):

        File No. 333-25537, pertaining to the registration of 1,141,807 shares of the Registrant's common stock, $0.01 par value per share, issuable under the Registrant's 1995 Stock Option Plan (the "1995 Plan") and 171,271 shares issuable under the Registrant's 1996 Non-Employee Director Stock Option Plan (the "1996 Plan"), which was filed with the Securities and Exchange Commission on April 21, 1997;

        File No. 333-38302, pertaining to the registration of 3,000,000 shares issuable under the Registrant's 2000 Employee Stock Compensation Plan (the "2000 Plan"), which was filed with the Securities and Exchange Commission on June 1, 2000; and

        File No. 333-113089, pertaining to the registration of an additional 658,193 shares issuable under the 1995 Plan, 53,729 shares issuable under the 1996 Plan, and 1,250,000 shares issuable under the 2000 Plan, which was filed with the Securities and Exchange Commission on February 25, 2004.

        Pursuant to an Agreement and Plan of Merger dated as of February 26, 2004 among Genzyme Corporation, a Massachusetts corporation ("Genzyme"), GLBC Corp., a Delaware corporation and a wholly-owned subsidiary of Genzyme, GLBC LLC, a Delaware limited liability company and a wholly-owned subsidiary of Genzyme, and the Registrant, GLBC Corp. will be merged with and into the Registrant, and the Registrant subsequently will be merged with and into GLBC LLC (the "Mergers"). The closing for the Mergers (the "Closing") has occurred, and the Mergers are scheduled to become effective at 11:59 pm on December 20, 2004 pursuant to certificates of merger filed with the Secretary of State of the State of Delaware.

        Effective as of the Closing, the offerings pursuant to the Registration Statements have been terminated. Prior to termination, 1,173,604 of the shares registered under File No. 333-25537 and 504,792 of the shares registered under File No. 333-38302 had been issued. None of the shares registered under File No. 333-113089 had been issued as of the closing. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Shares registered but not sold under the Registration Statements, which include 139,474 shares registered under File No. 333-25537, 2,495,208 shares registered under File No. 333-38302 and 1,961,922 shares registered under File No. 333-113089.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on December 20, 2004.

ILEX ONCOLOGY, INC.
By:	/s/ Mark P. Mellin Mark P. Mellin Senior Vice President and Chief Financial Officer

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DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURE